Xtant Medical Announces Distribution Agreement with Vivex Biomedical Bringing OsteoVive™, a Cellular Allograft, to Market

BELGRADE, Mont., March 24, 2016 (GLOBE NEWSWIRE) -- Xtant Medical Holdings, Inc. (NYSE:XTNT), a leader in the development of regenerative medicine products and medical devices, is expanding its biologics portfolio through a distribution relationship with Vivex Biomedical, Inc., a leading processor of human tissue, synthetics, mimetic patterning technology, and biocellular products. Through this agreement, Xtant Medical will be entering the cellular bone graft market with a viable cell allograft, OsteoVive™.

Vivex Biomedical’s proprietary process preserves a cell population that includes marrow-isolated adult multilineage inducible (MIAMI) cells. These cells have been shown to support the patient’s innate bone healing process. Vivex will process the allograft for Xtant Medical, and Xtant Medical will provide national distribution, focused on spine and orthopedics, through its sales channels and extensive, national contract networks.

"Vivex is enthusiastic about teaming up with Xtant Medical, a leading distributor of biologics products," said Tracy Anderson, CEO of Vivex Biomedical. "Working closely with leading biologics distributors like Xtant Medical helps further our mission of enhancing patient care by expanding industry knowledge and capability."

This relationship allows Xtant Medical to immediately enter the cellular bone graft market with a differentiated product. According to BioMedGPS, it estimates the cellular allograft market was approximately $252MM in 2015, and is anticipated to be near $400MM in 2019, making it the fastest growing segment of the bone replacement market.

"We are pleased to be adding this distinguished viable cell allograft to our biologic portfolio," said Dan Goldberger, CEO of Xtant Medical. "The addition of OsteoVive will allow us to better meet the preferences of our surgeons, and will increase the value we are able to deliver to our customers."

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

About Vivex Biomedical, Inc.

Vivex Biomedical is a privately held company based out of Marietta, Georgia focused on cellular therapies that treat orthopaedic, spine, wound and soft tissue indications. Vivex and its wholly owned subsidiary, UMTB Biomedical, Inc., own and hold exclusive rights to proprietary technologies in the field of biomedicine, stem cells, and orthopaedic implant surface modification. The Vivex Biomedical technology includes marrow isolated adult multilineage inducible (MIAMI) cell identification and processing, as well as, mimetic patterning technologies (MIME) which can improve the efficiency and efficacy of a patient’s healing cascade and reduce the overall cost of healthcare.

About UMTB Biomedical, Inc.

Founded in 1970 through a partnership with the U.S. Naval Hospital in Bethesda, MD, the University of Miami Tissue Bank ("UMTB") is the oldest tissue bank in the United States. UMTB was acquired November of 2014 by UMTB Biomedical, Inc., a wholly owned subsidiary of Vivex Biomedical. UMTB has been led by H. Thomas Temple, M.D., a world renowned orthopaedic oncologist and surgeon.

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